ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
700 West Georgia Street
P.O. Box 10101
Vancouver, British Columbia V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 18, 2005 (except for Notes 15 and 6d which are as of October 20, 2005) with respect to the consolidated financial statements for the year ended May 31, 2005 and our report dated July 16, 2007 (except for notes 16 (b) and (c) which are as of November 13, 2007) with respect to the consolidated financial statements for the year ended May 31, 2007 in Form S-1 and the related Prospectus of MIV Therapeutics, Inc. and subsidiaries (the "Company") for the registration of up to 27,010,000 shares of the Company's common stock.

Ernst & Young LLP

Vancouver, Canada,
February 29, 2008

Chartered Accountants